2AZ Putnam International Capital Opportunities Fund attachment
2/29/12 semi annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		19,037
Class B		475
Class C        	917

72DD2
Class M        184
Class R		3,325
Class Y		3,310

73A1
Class A		0.872
Class B        0.555
Class C		0.591

73A2
Class M        0.690
Class R		0.830
Class Y		0.966

74U1
Class A		21,264
Class B		818
Class C		1,486

74U2
Class M		267
Class R		3,817
Class Y		3,623

74V1
Class A		31.92
Class B		31.78
Class C		31.76

74V2
Class M		31.80
Class R		31.41
Class Y		31.92



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.